Exhibit (j) under Form N-1A

Exhibit 23 under Item 601/ Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our reports dated November 23, 2012, with respect to the financial statements of Federated Clover Small Value Fund, Federated Clover Value Fund, and Federated Prudent Bear Fund, each a portfolio of Federated Equity Funds, as of September 30, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 23, 2012